EXHIBIT 99.1

Oil States Announces Share Repurchase Program

HOUSTON, Aug. 23, 2012 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) announced today that its Board of Directors has authorized $200,000,000 for the repurchase of the Company's Common Stock, par value $.01 per share. This authorization replaces the prior share repurchase authorization which was set to expire on September 1, 2012. The Company presently has approximately 54.8 million shares of Common Stock outstanding. The repurchases may be effected from time to time in accordance with applicable securities laws, through solicited or unsolicited transactions in the market or in privately negotiated transactions. The Board of Directors' authorization is limited in duration and expires on September 1, 2014. Subject to applicable securities laws, such purchases will be at times and in amounts as the Company deems appropriate.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factor" sections of the Form 10-K for the year ended December 31, 2011 filed by Oil States with the SEC on February 17, 2012 and the "Risk Factors" section of the Form 10-Q for the period ended June 30, 2012 filed by Oil States with the SEC on August 3, 2012.

Oil States International, Inc. is a diversified oilfield services company and is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

CONTACT: Company Contact:
         Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582